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           [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                                                                       EXHIBIT 5


                                                     November 5, 2001



United States Steel LLC
USX Corporation
600 Grant Street
Pittsburgh, PA  15219

     Re:  United States Steel LLC and USX Corporation
          Registration Statement on Form S-4
          ----------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to USX Corporation, a Delaware corporation (the "Guarantor"), in connection with the public offering of up to $365,000,000 aggregate principal amount of 10% Senior Quarterly Income Debt Securities (SQUIDS(sm)) due 2031 (the "SQUIDS") of United States Steel LLC, a Delaware limited liability company and a wholly owned subsidiary of the Guarantor (the "Company" and, together with the Guarantor, the "Registrants"). The SQUIDS are to be issued in exchange (the "Exchange Offers") for an equal face amount of issued and outstanding 6.50% Cumulative Convertible Preferred Stock of USX Corporation, 6.75% Convertible Quarterly Income Preferred Securities of USX Capital Trust I, and 8.75% Cumulative Monthly Income Preferred Shares, Series A, of USX Capital LLC (collectively, the "Outstanding Securities"), under an Indenture (the "Indenture"), among the Registrants and The Bank of New York, as Trustee (the "Trustee"). Obligations in respect of the SQUIDS are to be guaranteed by the Guarantor to the extent set forth in the Indenture (the "Guarantee").

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

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United States Steel LLC
USX Corporation
November 5, 2001
Page 2


     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Act on October 12, 2001 relating to the Exchange Offers and Amendments No. 1 and No. 2 thereto, filed with the Commission on November 1, 2001 and November 5, 2001, respectively (the Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (ii) the Schedule TO filed with the Commission on October 12, 2001 relating to the Exchange Offers; (iii) a form of the Indenture; (iv) the Certificate of Formation of the Company; (v) the Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of July 2, 2001; (vi) the Restated Certificate of Incorporation of the Guarantor, as amended to date; (vii) the By-Laws of the Guarantor, as currently in effect; (viii) certain resolutions adopted by a special committee of the board of directors of the Company relating to the Exchange Offers, the issuance of the SQUIDS, the Indenture and related matters; (ix) certain resolutions adopted by a special committee of the board of directors of the Guarantor relating to the Guarantee, the Indenture and related matters; and (x) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other records of the Registrants and such other agreements, certificates of public officials, certificates of officers or other representatives of the Registrants and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Registrants, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect of such documents on the parties thereto, other than
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United States Steel LLC
USX Corporation
November 5, 2001
Page 3

the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

     Members of this firm are admitted to the bar of the States of Delaware and New York, and we do not express any opinion as to the laws of any other jurisdiction.

     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

          1. The SQUIDS have been duly authorized by the Company and when the SQUIDS are issued and delivered upon consummation of the Exchange Offers against receipt of Outstanding Securities tendered and accepted in exchange therefor in accordance with the terms of the Exchange Offers, the SQUIDS will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          2. The Guarantee has been duly authorized by the Guarantor and when the SQUIDS are issued and delivered upon consummation of the Exchange Offers against receipt of Outstanding Securities tendered and accepted in exchange therefor in accordance with the terms of the Exchange Offers, the Guarantee will constitute the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

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United States Steel LLC
USX Corporation
November 5, 2001
Page 4


     In rendering the opinions set forth above, we have assumed that (i) the Indenture will be executed and delivered by each of the Registrants and the Trustee in substantially the form examined by us, and (ii) the execution and delivery by the Registrants of the Indenture and the performance by the Registrants of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Registrants or their properties are subject, except for those agreements and instruments which have been identified to us by the Registrants as being material to it and which are listed in Part 2 of the Registration Statement or the Guarantor's Annual Report on Form 10-K, as amended.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                    Very truly yours,
                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP